Exhibit 99.1

WILHELMINA PROVIDES GROSS BILLINGS AND EBITDA UPDATE

DALLAS, July 31, 2012 -- Wilhelmina International, Inc. (OTCQX Marketplace: WHLM-News) (the "Company") today announced that the Company is poised to report that, for the quarter ended June 30, 2012, gross billings decreased approximately $0.8 million, or 5.2%, respectively to $14.5 million, compared to $15.3 million for the quarter ended June 30, 2011. During the three months ended June 30, 2012, the Company experienced a slight decrease in gross billings across the core modeling business of approximately 3% and an increase in gross billings in the WAM business of approximately 65%, compared to gross billings generated by the respective divisions during the three months ended June 30, 2011.  Gross billings of the WAM division represented approximately 12% of total gross billings for the three months ended June 30, 2012, compared to approximately 7% for the three months ended June 30, 2011.

During April 2012, the Company reached an agreement with a former talent with respect to the modification of payment direction terms under existing endorsement agreements negotiated by the Company between such talent, certain customers and, in some cases, the Company.  In connection with such modifications (which did not change amounts to which the Company is entitled in respect of such agreements), the Company and former talent also executed mutual releases relating to the parties' former representation arrangements. In connection with the foregoing endorsement contracts, the Company was carrying deferred revenues as of March 31, 2012 of approximately $716,000, all of which were recognized in the quarter ended June 30, 2012 as a result of the April 2012 agreement.

The Company also expects to report that Adjusted EBITDA remained relatively flat at approximately $1.5m for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011.

The Company expects to report its operating results for the quarter ended June 30, 2012 by mid August.

Gross billings are an unaudited operating metric which the Company uses in its planning and budgeting processes and to monitor and evaluate its financial and operating results.  The Company believes that gross billings are useful to investors because it provides an analysis of financial and operating results using the same measure that the Company uses in evaluating itself.

Adjusted EBITDA is computed as operating income before depreciation and amortization and corporate overhead at the holding company level. Adjusted EBITDA is a non-GAAP financial measure, defined as a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”) in a company’s statements of operations, balance sheets or statements of cash flows.

Forward-Looking Statements

This report contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management.  When used in this report, the words "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, the Company's success in integrating the operations of the Wilhelmina Companies in a timely manner, or at all, the Company's ability to realize the anticipated benefits of the Wilhelmina Companies to the extent, or in the timeframe, anticipated, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. and Wilhelmina Artist Management (http://www.wilhelmina.com/):

Through Wilhelmina Models and its other subsidiaries including Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients including retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. as well as in Panama and Thailand.

Contact:
John Murray
Chief Financial Officer
Wilhelmina International, Inc.
214-661-7480
john@wilhelmina.com

SOURCE Wilhelmina International, Inc.
Website: http://www.wilhelmina.com